As filed with the Securities and Exchange Commission on January 12, 2000
                                             Registration No. 333-_____

          SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C.  20549
                   ________________
                       FORM S-3
Registration Statement Under The Securities Act of 1933
                   ________________
           ADVANTAGE LEARNING SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

         Wisconsin                                      39-1559474
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                     Identification No.)

                   2911 Peach Street
                     P.O. Box 8036
        Wisconsin Rapids, Wisconsin  54495-8036
                    (715) 424-3636
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Copies of all communications to:
       Michael H. Baum                   Randall J. Erickson
Advantage Learning Systems, Inc.         Godfrey & Kahn, S.C.
  901 Deming Way, Suite 101             780 North Water Street
   Madison, Wisconsin 53717              Milwaukee, WI  53202
        (608) 664-3880                      (414) 273-3500
(Address, including zip code, and
telephone number, including area code,
of agent for service)
                   ________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If  this Form is a post-effective amendment  filed
pursuant to Rule 462(c) under the Securities Act, check
the   following   box  and  list  the  Securities   Act
registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                Calculation of Registration Fee

 Title of each   Amount      Proposed maximum  Proposed maximum   Amount
   class of        to            offering         aggregate         of
 securities to     be           price per         offering      registration
 be registered  registered       unit(1)         price(1)           fee

Common Stock,
  $0.01 par
value per share  35,705        $13.59375         $485,364.84       $128.14

(1)Estimated solely for the purpose of calculating  the
   registration  fee  in accordance  with  Rule  457(c)
   under  the  Securities  Act of  1933  based  on  the
   average  of  the high and low prices of  the  Common
   Stock on the Nasdaq National Market, as reported  in
   the  Midwest Edition of The Wall Street  Journal  on
   January 10, 2000.
                   ________________
     The  Registrant  hereby amends  this  Registration
Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration
Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


    Subject to completion.  Dated January 12, 2000

Prospectus


           Advantage Learning Systems, Inc.

             35,705 Shares of Common Stock




     These shares of common stock are being offered by the selling shareholders identified in the section entitled "Selling Shareholders" on page 5 of this Prospectus. We issued 4,445 of these shares as part of a post-closing adjustment in connection with the acquisition of Humanities Software, Inc. on June 9,
1999, and 31,260 of these shares in connection with the acquisition of computerActive, Inc. on December 30, 1999.

     The selling shareholders may sell these shares from time to time in one or more types of transactions
(which may include block transactions) on the Nasdaq
National Market, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers.
For more information, see the section entitled "Plan of Distribution" beginning on page 5 of this Prospectus.
We will not receive any proceeds from the sale of shares by the selling shareholders.

     Our common stock trades on the Nasdaq National
Market under the symbol "ALSI." The last reported sale price of our common stock on January 11, 2000 was $13.4375 per share.

     Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 1 of this Prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.



   The date of this Prospectus is ___________, 2000.

                   TABLE OF CONTENTS

                                                             Page

The Company                                                    1

Risk Factors                                                   1

Forward-Looking Statements                                     5

Selling Shareholders                                           5

Plan of Distribution                                           5

Use of Proceeds                                                7

Legal Matters                                                  7

Experts                                                        7

Where You Can Find More Information                            7

Documents Incorporated by Reference                            7

_______________


     You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different information. Neither we nor the selling shareholders are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this Prospectus is accurate as of any date other than the date on the front of this Prospectus.

                      THE COMPANY

     Unless the context requires otherwise, the terms
"we," "our," "us" and "ALSI" refer to Advantage
Learning Systems, Inc., a Wisconsin corporation, and its consolidated subsidiaries.

     We are a leading provider of learning information systems to kindergarten through senior high ("K-12") schools in the United States and Canada. Our learning information systems consist of computer software and related training designed to improve student academic performance by increasing the quality, quantity and timeliness of performance data available to educators and by facilitating increased student practice of essential skills. Learning information systems provide to educators benefits similar to those management information systems provide to business managers. As of December 31, 1999, we sold our products to approximately 47,600, or over 40%, of the K-12 schools in the United States and Canada.

     Our flagship product, the Accelerated Reader,* is software for motivating and monitoring increased literature-based reading practice. We believe that the Accelerated Reader has achieved a leading market position as a result of its demonstrated effectiveness in improving student reading levels and overall academic performance. Our other primary learning information system products include STAR Reading,*
Accelerated Math,* STAR Math* and Perfect Copy*. In addition, we provide professional development training for educators through our Reading Renaissance*, Math
Renaissance* and Effective Teaching* programs, test-generation software to educational publishers and enterprise software for training and management throughout organizations.

     ALSI was founded in 1986 and is incorporated under the laws of the State of Wisconsin. Our common stock is listed on the Nasdaq National Market under the symbol "ALSI." Our principal executive offices are located at 2911 Peach Street, P.O. Box 8036, Wisconsin
Rapids, Wisconsin 54495-8036 (telephone:  (715) 424-3636).

                     RISK FACTORS

     Investing in our common stock involves a high degree of risk. Please carefully consider the specific risk factors set forth below as well as other information contained in, or incorporated by reference into, this Prospectus before purchasing shares of our common stock.

     Reliance on Single Product Line and Significant
Distributor. Our Accelerated Reader software and supplemental Accelerated Reader quiz disks accounted for approximately 48%, 51% and 69% of our net sales in 1998, 1997 and 1996, respectively. Sales of our products through one book distributor accounted for 13.9%, 14.4% and 15.2% of net sales in 1998, 1997 and
1996, respectively. An overall decline in sales of the Accelerated Reader, supplemental quiz disks, STAR
Reading and related products, including sales through book distributors, would have a material adverse effect on our business, financial condition and results of operations.

     Dependence on Continued Product Development. The
K-12 educational technology and professional development markets in which we compete are characterized by evolving industry standards, frequent product introductions and, to a lesser extent, sudden technological change. Our future success will depend, to a significant extent, on a number of factors, including our ability to enhance our existing products and develop and successfully introduce new products, including new products designed for use in other areas of the curriculum, our ability to ship new products in a timely fashion and our ability to

-----------------
* The Accelerated Reader and Reading Renaissance are registered trademarks of ALSI. STAR Reading, Accelerated Math, STAR Math,
Perfect Copy, Math Renaissance and Effective Teaching are common law trademarks of ALSI.

respond quickly and in a cost efficient manner to technological change, including shifts in operating systems, languages, alternative delivery systems and other environments. There can be no assurance that products designed for use in other areas of the curriculum besides reading will be as well received as our reading products, particularly since such other products may require technology and/or resources not generally available in all schools. We attempt to maintain high standards for the demonstrated academic effectiveness of our products. Our adherence to these standards could delay or inhibit the introduction of new products. Moreover, there can be no assurance that our products will not be rendered obsolete or that we will have sufficient resources to make the necessary investments or be able to develop and market the products required to maintain our competitive position.

     Management of Growth.  We have recently
experienced rapid growth. If such growth continues, it may place a strain on our financial, management and other resources. Our ability to manage our growth effectively will require us to attract, train, motivate, manage and retain key employees and to improve our operational, financial and management information systems. If we are unable to maintain and manage growth effectively, our business, financial condition and results of operations would be adversely affected.

     Opposing Educational Philosophies. We focus on developing and marketing educational products and services that demonstrate effectiveness through measurable results. This approach, however, is not accepted by all academics and educators, some of whom formulate opinions about the desirability of a particular educational product or service based on philosophical or other concerns rather than the effectiveness of the product. Certain academics and educators are opposed to the principles and methodologies underlying and associated with our products, such as the use of objective standards, standardized testing, computers and motivational techniques, among others. Some of these philosophical opponents of our products and services have the capacity to influence the market for our products, and such influence could have a material adverse impact on demand for our products and, thus, our business, financial condition and results of operations.

     Dependence on Educational Institutions and
Government Funding. Substantially all of our revenue is derived from sales to educational institutions, individual educators and suppliers thereto. There can be no assurance that educational institutions and/or individual educators will continue to invest in technology-based products and professional development for reading and other curricula or continue to respond favorably to our marketing. Our inability to increase the number of products sold or number of schools served would adversely affect our business, financial condition and results of operations. Because of our dependence on educational institutions, the funding of which is largely dependent on government support, a substantial decrease in government budgets or funding for educational software or technology would have a material adverse effect on our business, financial condition and results of operations. In addition, certain aspects of government sponsored education initiatives may not endorse, or be complementary to, the principles and methodologies underlying and associated with our products, which could adversely affect our business, financial condition and results of operations.

     Geographic Concentration of Sales. A substantial portion of our sales is concentrated in several states, including Texas, Florida, California, Georgia and
Illinois, which accounted for approximately $6.4 million, $3.6 million, $3.2 million, $2.8 million and $2.3 million, respectively, of our net sales in 1998.
If large numbers of schools or a district controlling a large number of schools in such states were to discontinue purchasing our products, our business, financial condition and results of operations would be materially adversely affected.

     Highly Competitive Industry. The K-12 educational technology and professional development markets in which we operate are very competitive. We compete primarily against more traditional methods of education, training and testing, including pencil and paper testing. In addition, we compete with other companies offering educational software products to schools, including larger companies with greater resources than us, such as International Business
Machines Corporation, Apple Computer, Inc. and
Broderbund Software, Inc. Our reading products also compete more directly with products such as Scholastic
Reading Counts (formerly Electronic Bookshelf). Many other companies, including Microsoft Corp. and Walt
Disney Co., provide educational software products which we believe are not marketed primarily to schools.
Existing competitors may continue to broaden their product lines, and potential competitors, including large hardware manufacturers, software developers and educational publishers, may enter or increase their focus on the school market, resulting in greater competition for us. Our success in selling our products, particularly our reading products, may cause competitors to focus on our products in their marketing efforts thereby increasing direct competition. There can be no assurance that we will continue to be able to market our products successfully or compete effectively in the educational products marketplace.

     Dependence on Key Personnel. Our success depends to a significant extent upon the continued active participation of certain key members of management, including Judith Paul and Terrance Paul, our Chairman and Vice Chairman, respectively. In addition to serving as Chairman of ALSI, Ms. Paul is a spokesperson for ALSI and coordinates our public relations and customer communications policies. Mr. Paul is primarily responsible for our long-term strategic planning and new product development strategy. Mr.
Paul also coordinates the research activities conducted by the Institute for Academic Excellence, Inc., one of our wholly-owned subsidiaries. We do not have employment agreements with either of these persons and have no current intention of entering into any such employment agreements. The loss of services of either of these persons would have a material adverse effect on our business, financial condition and results of operations.

     Ability to Attract and Retain Qualified Personnel.
Our future success will depend, in part, upon our continuing ability to retain the employees, including senior management personnel, who have assisted in the development and marketing of our products and to attract and retain qualified additional employees trained in computer technology, marketing and finance to enhance our product offerings and broaden our operations. There can be no assurance that we will continue to be able to attract and retain such personnel. The failure to attract or retain the necessary personnel would have a material adverse effect on our business, financial condition and results of operations.

     Fluctuations in Quarterly Performance. We generally ship products as orders are received, and, therefore, we have historically operated without significant backlog. Thus, revenues in any quarter are substantially dependent on the quantity of product orders received in that quarter. The quantity of product orders in any quarter can be affected by a variety of factors, including the following:

     * delays in the development and/or shipment of new products can adversely affect our revenue in one or more quarters;

     * the shipment of new products for which orders have been building for some period of time can cause the revenues in the quarter in which shipment occurs to be higher than revenues in preceding or subsequent quarters; and

     * seasonal variations due to, among other things, the budget cycles of our school customers.

In addition to fluctuations in product orders, our quarterly results can also be affected by the following:

     * charges related to acquisitions, including acquisition expenses, the write-off of in-process research and development, the amortization of goodwill, and similar items;

     * charges related to obsolete or impaired assets; and

     * expenses related to product development and marketing initiatives.

Our overall gross margins also fluctuate based upon the mix of product sales and service sales. We realize significantly higher margins on our product sales.
Service revenues tend to be more seasonal than product revenues. Quarterly service revenues are typically highest in the third quarter. This results in seasonal variations in margins.

     Share Price Volatility. Numerous factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly.
These factors include announcements of technological innovations and/or new products by us and our competitors, earnings releases and earnings warnings by us and our competitors, market conditions in the industry and the general state of the securities markets. The market price of our common stock may decline significantly if we fail to meet the published earnings estimates of analysts and others. In addition, quarterly fluctuations in our results of operations as described above may cause significant decline in the market price of our common stock.

     Limited Protection of Intellectual Property and
Proprietary Rights. We regard certain of our technologies as proprietary and rely primarily on a combination of copyright, trademark and trade secret laws and employee non-disclosure agreements to establish and protect our proprietary rights. There can be no assurance that the steps taken by us to protect our rights will be adequate to prevent or deter misappropriation. In addition, while we do not believe that our products, trademarks or other proprietary rights infringe upon the proprietary rights of third parties, there can be no assurance that a third party will not make a contrary assertion. The cost of responding to such an assertion may be material, whether or not the assertion is validated. The software market has traditionally experienced widespread unauthorized reproduction of products in violation of intellectual property rights. Such activity is difficult to detect and legal proceedings to enforce intellectual property rights are often burdensome and involve a high degree of uncertainty and costs. There can be no assurance that our software products will not experience unauthorized reproduction, which would have a material adverse effect on our business, financial condition and results of operations.

     Concentration of Share Ownership; Control by
Principal Shareholders/Management. Our principal shareholders, Judith Paul and Terrance Paul, who are also our Chairman and Vice Chairman, respectively, beneficially own a substantial amount of our outstanding common stock. As a result, such principal shareholders have the ability to control ALSI and direct our business and affairs.

     Shares Eligible for Future Sale. Sales of a substantial number of shares of common stock in the public market could adversely affect the market price for the common stock. Approximately 26,800,000 shares are held by "affiliates" of ALSI and may be publicly sold only if registered under the Securities Act of 1933 or sold in accordance with an applicable exemption from registration, such as Rule 144. In addition, we have filed registration statements under the Securities
Act of 1933 to register an aggregate of 3,000,000 shares of common stock reserved for issuance under our 1997 Stock Incentive Plan and an aggregate of 500,000 shares of common stock reserved for issuance under our Employee Stock Purchase Plan, which will, when issued in accordance with such plans, be eligible for immediate sale in the public market, subject to the Rule 144 resale limitations for affiliates.

     No Payment of Cash Dividends. We do not anticipate paying any cash dividends in the foreseeable future.

     Possible Antitakeover Effects of Certain Articles and
By-Law Provisions and Provisions of Wisconsin Law.  Our
Amended and Restated Articles of Incorporation and Amended and Restated By-Laws, along with Wisconsin statutory law, contain provisions that could discourage potential acquisition proposals and might delay or prevent a change in control. Such provisions could result in ALSI being less attractive to a potential acquiror and could result in the shareholders receiving less for their common stock than otherwise might be available in the event of a takeover attempt.

              FORWARD-LOOKING STATEMENTS

     In accordance with the Private Securities
Litigation Reform Act of 1995, we can obtain a "safe-harbor" for forward-looking statements by identifying those statements and by accompanying those statements with cautionary statements which identify factors that could cause actual results to differ materially from those in the forward-looking statements. Accordingly, the following information contains or may contain forward-looking statements: (1) information included or incorporated by reference in this Registration
Statement on Form S-3, including, without limitation, statements with respect to growth plans, projected sales, revenues, earnings and costs, and product development schedules and plans, (2) information included or incorporated by reference in our future filings with the Securities and Exchange Commission including, without limitation, statements with respect to growth plans, projected sales, revenues, earnings and costs, and product development schedules and plans and (3) information contained in written material, releases and oral statements issued by us, or on our behalf, including, without limitation, statements with respect to growth plans, projected sales, revenues, earnings and costs, and product development schedules and plans. Our actual results may differ materially from those contained in the forward-looking statements identified above. Factors which may cause such a difference to occur include, but are not limited to, those factors set forth in the section entitled "Risk
Factors," above.

                 SELLING SHAREHOLDERS

     The following information regarding the common stock offered hereby has been provided to us by the selling shareholders identified below and reflects information concerning beneficial ownership of common stock as of the date of this Prospectus. The shares of common stock offered for sale by Jon Madian, Karen
Jostad and Alan Madian were acquired by such persons in connection with our acquisition of Humanities Software, Inc. on June 9, 1999. These shares were issued post-closing to reflect an adjustment in purchase price, as contemplated by the acquisition agreement. The shares of common stock offered for sale by Kevin Ford, Debra
Ford and the Kevra Family Trust were acquired by such persons in connection with our acquisition of computerActive, Inc. on December 30, 1999.

                                                          Shares Owned
      Name of        Shares Owned Prior  Shares Offered  After Completion
Selling Shareholder   to this Offering     Hereby(1)     of this Offering

Jon Madian              11,033               2,089               0
Karen Jostad            11,033               2,089               0
Alan Madian              1,409                 267               0
Kevin Ford              15,205              15,205               0
Debra Ford              12,193              12,193               0
Kevra Family Trust       3,862               3,862               0
____________
(1)Some or all of the shares of common stock covered by this Prospectus may be offered from time to time on a delayed or continuous basis by a selling shareholder.

                 PLAN OF DISTRIBUTION

     We are registering the shares of common stock offered hereby on behalf of the selling shareholders.
As used herein, "selling shareholders" includes donees and pledgees selling shares received from a named selling shareholder after the date of this Prospectus.
All costs, expenses and fees in
connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders. Sales of shares of common stock may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers.
The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

     The selling shareholders may effect such transactions by selling shares of common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling shareholders and any broker-dealers that act in connection with the sale of shares of common stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities
Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We have agreed to indemnify each selling shareholder against certain liabilities, including liabilities arising under the Securities Act of 1933. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

     Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

     Selling shareholders also may resell all or a portion of their shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of such Rule.

     Upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for a sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this Prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing (1) the name of each such selling shareholder and of the participating broker-dealer(s), (2) the number of shares involved,
(3) the price at which such shares were sold, (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (6) other facts material to the transaction. In addition, upon being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this Prospectus.

                    USE OF PROCEEDS

     The proceeds from the sale of shares of common stock covered by this Prospectus are entirely for the benefit of the selling shareholders. We will not receive any proceeds from the sale of shares of common stock by the selling shareholders.

                     LEGAL MATTERS

     The validity of the shares of common stock offered hereby has been passed upon by Godfrey & Kahn, S.C., Milwaukee, Wisconsin. In the opinion of Godfrey &
Kahn, S.C., the shares are duly and validly authorized, fully paid and, subject to Section 180.0622(2)(b) of the Wisconsin Statutes, nonassessable. Section
180.0622(2)(b) of the Wisconsin Statutes provides that shareholders of a corporation may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months' service in the case of any individual employee. Certain Wisconsin courts have interpreted "par value" to mean the full amount paid by the purchaser of shares upon issuance thereof.

                        EXPERTS

     The audited financial statements and schedules incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

          WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, and in accordance therewith, file reports, proxy and information statements and other information with the Securities and Exchange Commission. We have filed with the Securities and Exchange Commission a Registration
Statement on Form S-3 under the Securities Act of 1933 with respect to the common stock offered hereby. This
Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto, or amendments thereto, to which reference is hereby made. Such reports, proxy and information statements, Registration Statement and exhibits and other information filed by us may be inspected and, upon payment of prescribed fees, copied at the public reference facilities of the Securities and Exchange
Commission at 450 Fifth Street N.W., Washington, D.C.
20549, and at the regional offices of the Securities and Exchange Commission at Seven World Trade Center,
New York, New York 10048, and at Citicorp Center, 500
West Madison Street, Chicago, Illinois 60661. You may obtain information on the operation of the public reference facilities by calling the Securities and Exchange Commission at 1-800-SEC-0330. Such information may also be accessed electronically by means of the Securities and Exchange Commission's website on the Internet at http://www.sec.gov. In addition, our common stock is listed on the Nasdaq
National Market, and such reports, proxy and information statements, Registration Statement and other information should be available for inspection and copying at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W.,
Washington, D.C. 20006.

          DOCUMENTS INCORPORATED BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" into this Prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including any we make after the date we file the Registration Statement of which this Prospectus is a part and before the Registration Statement becomes effective:

          (1)  our Annual Report on Form 10-K for the
     year ended December 31, 1998;

          (2)  our Quarterly Reports on Form 10-Q for
     the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

          (3)  our Current Reports on Form 8-K dated
     December 14, 1999 and December 30, 1999; and

          (4)  the description of our common stock
     contained in our Registration Statement filed pursuant to Section 12 of the Securities Exchange
     Act of 1934, including any amendment or report filed for the purpose of updating such description.

     We will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the incorporated documents, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Corporate Secretary, Advantage Learning
Systems, Inc., 2911 Peach Street, P.O. Box 8036,
Wisconsin Rapids, Wisconsin 54495-8036; telephone (715) 424-3636.

                        PART II

      INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The  following  table  sets  forth  the  estimated
expenses to be incurred by the Registrant in connection
with   the   distribution  of  the   securities   being
registered hereby:

     SEC registration fee               $   128.14
     Nasdaq listing fee                     625.20
     Accounting fees and expenses         5,000.00
     Legal fees and expenses             10,000.00
     Miscellaneous                       34,246.66
                                       -----------
          TOTAL                         $50,000.00
                                       ===========
     All of the above expenses, other than the SEC registration fee, are estimates. All of the expenses listed will be paid by the Registrant.

Item 15.  Indemnification of Directors and Officers.

     Section 180.0851 of the Wisconsin Business
Corporation Law (the "WBCL") requires a corporation to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the corporation. In cases where a director or officer is not successful on the merits or otherwise in the defense of a proceeding, a corporation is required to indemnify a director or officer against liability incurred by the director or officer in a proceeding if such person was a party to such proceeding because he or she is a director or officer of the corporation unless it is determined that he or she breached or failed to perform a duty owed to the corporation and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

     Section 180.0858 of the WBCL provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under a corporation's articles of incorporation or by-laws, a written agreement between the director or officer and the corporation or a resolution of the board of directors or the shareholders.

     Unless otherwise provided in the articles of incorporation or by-laws, or by written agreement between the director or officer and the corporation, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners as specified in Section 180.0855 of the WBCL:
(i) by majority vote of a disinterested quorum of the board of directors, or if such disinterested quorum cannot be obtained, by a majority vote of a committee of two or more disinterested directors; (ii) by independent legal counsel chosen by a quorum of disinterested directors or its committee (or if unable to obtain such a quorum or committee, by a majority vote of the full board of directors); (iii) by a panel of three arbitrators (one of which is chosen by a quorum of disinterested directors); (iv) by the vote of the shareholders; (v) by a court; or (vi) by any other method permitted in Section 180.0858 of the WBCL.

     Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a corporation, pursuant to Section
180.0853 of the WBCL, at such time as the director or officer furnishes to the corporation written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties; and written confirmation to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

     Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with any proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

     As permitted by Section 180.0858, the Registrant has adopted indemnification provisions in its by-laws which closely track the statutory indemnification provisions with certain exceptions. In particular,
Section 7.1 of the Registrant's by-laws, among other items, provides that (i) an individual shall be indemnified unless it is proved by a final judicial adjudication that indemnification is prohibited and
(ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive. The Registrant has purchased directors' and officers' liability insurance which insures the Registrant's officers and directors against certain liabilities which may arise under the Securities Act of 1933.

Item 16.  Exhibits.

     The following Exhibits are filed as part of this Registration Statement.

     Exhibit No.    Description
       5.1          Opinion of Counsel
      23.1          Consent of Independent Public Accountants
      23.2          Consent of Counsel (included in Exhibit 5.1)
      24.1          Powers of Attorney

Item 17.  Undertakings.

     *(a) The undersigned Registrant hereby undertakes:

          (1)  To file, during any period in which
offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i)  to include any prospectus required
          by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any
          facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
          Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration
          Fee" table in the effective Registration
          Statement.

               (iii)     to include any material
          information with respect to the plan of
          distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration
          Statement;

     Provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration
Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new
Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of
a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     *(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration
Statement shall be deemed to be a new Registration
Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     *(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

____________

* Paragraph references correspond to those of Item 512 of Regulations S-K.

                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wisconsin Rapids, State of Wisconsin, on
January 5, 2000.

                              ADVANTAGE LEARNING
                              SYSTEMS, INC.


                              By:  /s/ Michael H. Baum
                                   ----------------------------------
                                   Michael H. Baum, Chief Executive Officer
                                   and a Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


     Signature                     Title                              Date


/s/ Michael H. Baum    Chief Executive Officer and a Director  January 5, 2000
---------------------  (Principal Executive Officer)
Michael H. Baum


/s/ Steven A. Schmidt   Vice President and Chief Financial     January 5, 2000
---------------------   Officer (Principal Financial and
Steven A. Schmidt       Accounting Officer)



Directors:  Judith A. Paul, Terrance D. Paul, John R. Hickey, Timothy P. Welch,
            John H. Grunewald and Perry S. Akins.


By: /s/ Michael H. Baum                                        January 5, 2000
   ----------------------------
   Michael H. Baum, As Attorney-In-Fact*


* Pursuant to authority granted by powers of attorney which are filed herewith.

                     EXHIBIT INDEX


Exhibit No.    Description
  5.1          Opinion of Counsel
 23.1          Consent of Independent Public Accountants
 23.2          Consent of Counsel (included in Exhibit 5.1)
 24.1          Powers of Attorney